Exhibit 99.1

1



Healthcare Trust of America, Inc.

THIRD QUARTER 2011 HIGHLIGHTS

Proactive Asset Management, Leasing and Property Management. We have a total portfolio of 11.2 million square feet, located in 25 states. With approximately 31% of our portfolio managed in-house, we have regional offices in both Charleston, SC and Indianapolis, IN. Our regional offices manage our assets throughout the east coast and the midwest.

For the third quarter of 2011, we maintained an average occupancy rate[1] of approximately 91% with approximately 96% of our portfolio, based on gross leasable area (GLA), located on or adjacent to, or anchored by, the campuses of nationally and regionally recognized healthcare systems.

Financial Strength & Balance Sheet Flexibility. In May 2011, we acquired a $575 million unsecured credit facility, led by JP Morgan, Wells Fargo and Deutsche Bank, to replace our $275 million unsecured credit facility.

With our unused unsecured credit facility and low leverage, we have the capital capacity with increased leverage to acquire over $1 billion of medical office buildings (MOBs) and healthcare-related facilities, based on the current covenant requirements at the end of the third quarter 2011.

In July 2011, we received an investment grade rating from Moody's and Standard & Poor's which we believe will enhance our ability to access the public debt markets and achieve favorable pricing.

Growth through Targeted Acquisitions. Our strategy is to acquire high quality MOBs, located on or adjacent to nationally recognized healthcare system campuses in high growth markets, with the potential for long-term value appreciation.

Since January 1, 2011, we have acquired $68.3 million in MOBs, bringing our portfolio to $2.3 billion in total assets and our total portfolio GLA to 11.2 million square feet.

Partnering with Healthcare Systems and Physicians. Through our management team's experience and our strategic acquisitions, we have developed extensive long-term relationships with healthcare systems, physician groups, developers, lenders, brokers and other real estate professionals. We believe these strong relationships with our hospital systems and physician tenants drive demand for our MOB space, increase tenant retention rates and provide us with further investment opportunities.



Desert Ridge Medical Campus, Phoenix, Arizona
Acquired October 2011



St. John Providence MOB, Novi, Michigan
Under Contract

HTA Third Quarter 2011 and Recent Highlights

- Closed the third quarter 2011 with a debt-to-total assets ratio of approximately 28% and cash on hand of $122.3 million.
- Increased YTD funds from operations (FFO) by 50% and YTD normalized FFO by 45% compared to the nine months ended September 30, 2010.
- Increased QTD FFO by 35% and QTD normalized FFO by 38% compared to the third quarter of 2010.
- Improved YTD net operating income (NOI) by 43% compared to the nine months ended September 30, 2010.
- Grew QTD NOI by 36% compared to the third quarter of 2010.
- Completed the acquisition of the Desert Ridge Medical Campus in October 2011, comprised of two Class A MOBs in Phoenix, AZ with 118,000 square feet of GLA and a combined occupancy of 88% for $32 million.
- Entered into a purchase and sale agreement at the end of the third quarter 2011 to acquire the St. John Providence MOB in Novi, Michigan, a 98% occupied MOB with 203,000 square feet of GLA for $51.3 million.
- Relocated our east coast office, effective November 1, 2011, to the historic downtown district of Charleston, SC to serve as a direct point of service to our tenants on the east coast.
- Received overwhelming shareholder approval of key corporate initiatives with the reelection of our Board of Directors at our Annual Meeting of Shareholders on November 9, 2011.

Third Quarter 2011
On v. Off Campus[2]
Total Portfolio Based on GLA


4%
Off-Campus / Not Aligned
96%
On-Campus / Health System Aligned

QUARTERLY FACT SHEET: THIRD QUARTER 2011

2



Deaconess Evansville Clinic Portfolio, Newburgh, Indiana
Acquired March 2010



7900 Fannin, Houston, Texas
Acquired June 2010



Florida Orthopedic ASC, Temple Terrace, Florida
Acquired December 2010

Healthcare Sector Strengths & Fundamentals. Healthcare is one of the fastest growing segments of the US economy, driven by a continually expanding population and growth in the utilization of medical care as the baby boomer generation approaches retirement age. Advancements in medical technology and specialization have allowed physicians to perform lower cost procedures that have traditionally been performed in hospitals with limited space. As demand for medical services increases, physicians are moving into medical office facilities that are better suited to the needs of the profession and a shifting consumer preference for outpatient services. Medical office buildings provide stable, long-term growth within this market, and do not experience as much volatility as other healthcare asset classes during turbulent times.

Portfolio Fundamentals. As of November 2011, our portfolio of 11.2 million square feet of GLA is focused on strategically located on-campus medical office buildings in locations with high barriers to entry. With approximately 91% occupancy[1] and minimal near-term rollover, our portfolio allows for a good balance of growth through increased occupancy and stability within our existing tenant base. By acquiring high quality buildings with dominant healthcare systems, we are able to enter into stable leases that generate attractive annual rental revenue.

> *"Our attention to operating fundamentals, and the financial flexibility that our balance sheet provides, will allow HTA to continue to focus on creating enhanced shareholder value through both internal and external growth."*
>
> *Scott D. Peters*
> *Chief Executive Officer & President*

High Quality MOB Portfolios.

Portfolio	# of MOBs	GLA	Hospital System Affiliation	Credit Rating of Hospital System	Location
Greenville Hospital Portfolio	*16*	*857,000*	*Greenville Hospital System*	*Moody's A1*	*South Carolina*
Indiana MOB Portfolio	*24*	*690,000*	*Indiana University Health*	*Moody's A1*	*Indiana*
Banner Sun City	*18*	*642,000*	*Banner Health*	*Fitch AA-*	*Arizona*
Federal North MOB & Allegheny HQ	*2*	*421,000*	*West Penn Allegheny Health System*	*Moody's B2*	*Pennsylvania*
Wisconsin MOB Portfolios	*6*	*315,000*	*Aurora Health Care*	*S&P A*	*Wisconsin*
Mountain Empire	*11*	*287,000*	*Wellmont Health System*	*S&P BBB+*	*Tennessee & Virginia*
Deaconess Evansville Clinic Portfolio	*5*	*261,000*	*Deaconess Health System*	*Fitch A+*	*Indiana*
7900 Fannin	*1*	*177,000*	*Hospital Corp of America*	*Moody's B1*	*Texas*

Strategic Locations

- We focus on acquiring high quality medical office buildings with stabilized occupancy in key strategic on-campus locations associated with dominant healthcare systems.
- Our portfolio has a strong presence in markets that are deemed "business friendly" for their low cost of doing business, favorable regulatory climate and plentiful, educated workforce.

Diversification & Concentration

- With properties in 25 states, we have significant investments in Texas, Arizona, South Carolina, Indiana, Georgia, New York and Florida.
- We manage a diversified income stream with no more than 15% of total revenues and no more than 12% of total portfolio GLA focused in any one state, for the nine months ended September 30, 2011.

Health Care Sector Fundamentals

- Demographic trends, including an aging population, an increase in echo boomers moving to these regions for jobs, the decentralization and specialization of healthcare services, and high state healthcare spending forecasts will continue to fuel sustainable growth in these markets.
- Even during the most recent recession, the healthcare industry has continued to expand in our key markets.

QUARTERLY FACT SHEET: THIRD QUARTER 2011

3

HTA Key Statistics[3]

	YTD 9/30/11	YTD 9/30/10	YTD 12/31/10
Total Assets	$ 2,334,074	$ 1,996,907	$ 2,271,795
Total Invested Assets [5]	$ 2,303,402	$ 1,802,226	$ 2,266,359
Cash on Hand	$ 122,303	$ 221,186	$ 29,270
Mortgage Loans Payable, Net and Outstanding Balance on Unsecured Revolving Credit Facility	$ 650,111	$ 594,428	$ 706,526
Debt-to-Total Assets	27.9%	29.8%	31.1%
Weighted average interest rate on portfolio	5.05%	4.50%	4.95%
Number of Properties Owned	242	208	238
Number of MOB Properties Owned	218	189	214
Total Gross Leasable Area (sq. ft.)	11,107,000	8,943,000	10,919,000
Number of States	25	23	24
% of On/Off Campus [2]	96% / 4%	95% / 5%	94% / 6%
Portfolio Occupancy Rate [1]	91%	91%	91%
Total Revenues	$ 208,906	$ 145,577	$ 199,879
Net Income (Loss)	$ 3,586	$771	$ (7,919)
Cash Flow From Operations	$ 86,260	$ 49,623	$ 58,503
Net Operating Income [4]	$ 140,441	$ 97,990	$ 137,419
Funds From Operations [4]	$ 84,164	$ 55,931	$ 69,449
Modified Funds From Operations [4]	$ 85,991	$ 63,782	$ 89,166
Normalized Funds From Operations	$ 85,737	$ 59,203	$ 83,198
Distributions Declared	$ 120,890	$ 85,435	$ 120,507
Distributions Paid in Cash	$ 63,001	$ 42,870	$ 60,176
Distributions Declared Per Share	$ 0.53	$ 0.53	$ 0.73


Georgia
5.5%
New York
8.2%
Florida
8.5%
South Carolina
9.9%
Indiana
11.0%
Arizona
11.2%
Texas
11.7%
Other
34.0%

GLA by State
Total Portfolio


Portfolio Assets based on Purchase Price
$2,500
$2,000
$1,500
$1,000
$500
$-
$283
$893
$1,207
$1,802
$2,303
3Q07
3Q08
3Q09
3Q10
3Q11


Senior Care
5.2%
Office
4.9%
Hospital
5.8%
MOB
84.1%

Building Type based on GLA
Total Portfolio

QUARTERLY FACT SHEET: THIRD QUARTER 2011

4



Lima MOB Portfolio, Lima, OH
Acquired December 2007



SouthCrest Medical Plaza, Stockbridge, GA
Acquired June 2008



Wisconsin MOB Portfolio 2, Mequon, Wisconsin
Acquired May 2009

Consolidated Funds from Operations, Modified Funds from Operations, Normalized Funds from Operations, Net Operating Income[4]

We consider FFO, MFFO, and normalized FFO as useful supplemental measures for evaluating the potential future performance of our portfolio, how our portfolio might perform after our acquisition stage is complete and the sustainability of our distributions in the future. None of FFO, MFFO, or normalized FFO should be considered as an alternative to net income (loss) or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions. FFO, MFFO, and normalized FFO should be reviewed in connection with other GAAP measurements.

We believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. We believe that NOI provides an accurate measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties.

	Nine months ended		Twelve months ended
	September 30, 2011	September 30, 2010	December 31, 2010
Net income (loss)	$ 3,586,000	$ 771,000	$ (7,919,000)
Depreciation and amortization — consolidated properties	80,811,000	55,767,000	78,561,000
Net (income) loss attributable to noncontrolling interest of limited partners	(40,000)	60,000	16,000
Depreciation and amortization related to noncontrolling interests	(193,000)	(667,000)	(1,209,000)
FFO attributable to controlling interest	84,164,000	55,931,000	69,449,000
FFO per share – basic and diluted	0.38	0.36	0.42
Acquisition-related expenses	1,827,000	6,845,000	11,317,000
Transition-related charges	-	1,006,000	8,400,000
MFFO attributable to controlling interest	85,991,000	63,782,000	89,166,000
MFFO per share – basic and diluted	0.39	0.41	0.54
Termination fee revenue	(1,417,000)	(8,000)	(14,000)
Net (gain) loss on change in fair value of derivative financial instruments	1,163,000	(4,571,000)	(5,954,000)
Normalized FFO attributable to controlling interest	85,737,000	59,203,000	83,198,000
Normalized FFO per share – basic and diluted	0.38	0.38	0.50
Weighted average common shares outstanding – basic	224,151,270	155,480,689	165,952,860
Weighted average common shares outstanding – diluted	224,328,657	155,679,741	165,952,860
Net income (loss)	$ 3,586,000	$ 771,000	$ (7,919,000)
Add: General and administrative expense	22,223,000	12,781,000	26,038,000
Acquisition-related expenses	1,827,000	6,845,000	11,317,000
Depreciation and amortization	80,811,000	55,767,000	78,561,000
Interest expense and net gain on derivative financial instruments	32,155,000	21,900,000	29,541,000
Less: Interest and dividend income	(161,000)	(74,000)	(119,000)
Net operating income	140,441,000	97,990,000	137,419,000

1 The average occupancy rate on our portfolio of properties includes leases signed but not yet commenced.
2 On-campus includes properties located on, adjacent to, or anchored by, the campuses of nationally and regionally recognized healthcare systems.
3 All figures are rounded to reflect approximate amounts. Dollars in thousands, except per share amounts.
4 For additional information on FFO, modified FFO and NOI, see our Quarterly Report on Form 10-Q for the nine months ended September 30, 2011 and our Annual Report on Form 10-K for the twelve months ended December 31, 2010.
5 Total invested assets are based on purchase price.

Contact Us
Healthcare Trust of America, Inc.
16435 North Scottsdale Road, Suite 320
Scottsdale, AZ 85254
Telephone: (480) 998-3478
Fax: (480) 991-0755
Email: info@htareit.com
Website: www.htareit.com

QUARTERLY FACT SHEET: THIRD QUARTER 2011